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                                   EXHIBIT 11


               STATEMENT OF THE COMPUTATION OF PER SHARE EARNINGS

                      IN ACCORDANCE WITH INSTRUCTION 4(g)




                                             THREE MONTHS ENDED                     NINE MONTHS ENDED
                                         --------------------------            --------------------------
                                          12/25/94        12/26/93              12/25/94        12/26/93
                                         ---------       ----------            ---------       ----------
Primary earnings per share:

    Weighted average number
     of common shares outstanding         5,082,321       5,147,084             5,124,221       5,134,530


    Dilutive effect of stock
     option plan                             -     (a)       -     (a)             -     (a)       -     (a)
                                         ----------      ----------            ----------      ----------

                                          5,082,321       5,147,084             5,124,221       5,134,530
                                         ==========      ==========            ==========      ==========


    Net income                           $1,354,000      $1,605,000            $2,623,000      $4,350,000
                                         ==========      ==========            ==========      ==========



    Primary earnings per share           $     0.27      $     0.31            $     0.51      $     0.85
                                         ==========      ==========            ==========      ==========



(a) The inclusion of stock options in the calculation of primary earnings per share was either anti-dilutive or not material as per APB 15.



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